Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
KBR, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-190777, 333-155551, 333-138850 and 333-142101) on Form S-8 of KBR, Inc. and subsidiaries of our reports dated February 27, 2014, except for Note 1 to the consolidated financial statements, as to which the date is May 30, 2014, with respect to the consolidated balance sheets of KBR, Inc. and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2013, and related consolidated financial statement schedule (Schedule II), except for Note 1, as to which the date is May 30, 2014, and the effectiveness of internal control over financial reporting as of December 31, 2013, except for the sixth paragraph of Management’s Annual Report on Internal Control Over Financial Reporting (As Restated), as to which the date is May 30, 2014, which reports appear in the December 31, 2013 annual report on Form 10-K/A of KBR, Inc. and subsidiaries.

Our report dated February 27, 2014, except for the sixth paragraph of Management’s Annual Report on Internal Control Over Financial Reporting (As Restated), which is as of May 30, 2014, on the effectiveness of internal control over financial reporting as of December 31, 2013, expresses our opinion that KBR, Inc. did not maintain effective internal control over financial reporting as of December 31, 2013 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that material weaknesses related to project reporting over the completeness and accuracy of estimates of revenues, costs and profit at completion for certain long-term construction projects with multiple currencies and the control environment for the Canadian pipe fabrication and modular assembly business and controls over the proper preparation of complete and accurate estimates of revenue, costs, and profit at completion for the Canadian pipe fabrication and modular assembly business.

/s/ KPMG LLP

Houston, Texas
May 30, 2014